EXHIBIT 99

                       APPROVED BY:                Ronald E. Hale, Jr.
                                                   Vice President
                                                   (713) 529-4200
                       CONTACT:                    Betsy Brod/Jeff Majtyka
                                                   Media: Stan Froelich
                                                   Morgen-Walke Associates, Inc.
                                                   (212) 850-5600

                CONSOLIDATED GRAPHICS REPORTS THIRD CONSECUTIVE
                           QUARTER OF RECORD EARNINGS

     HOUSTON, TEXAS -- January 29, 1997 -- Consolidated Graphics, Inc. (NYSE/CGX) today announced record earnings and sales for the third quarter ended December 31, 1996. The Company reported earnings of $2.8 million, or $.22 per share, for the third quarter of 1997, up 120% from the $1.3 million before restructuring charge reported in the corresponding quarter of 1996. Sales revenues increased 72% to an all-time high of $38.2 million from $22.3 million in the previous year.

     Commenting on the third consecutive quarter of record earnings, Joe R. Davis, Chairman and Chief Executive Officer said: "We are very pleased to report another quarter of record sales and earnings on our first day of trading on the New York Stock Exchange. We continue to execute our growth strategy with the addition of nine new printing companies since January 1, 1996. Equally important, however, is the success we are having at operating our companies. The increase in our overall operating margins is strong evidence that our operating strategies continue to be effective with all our companies producing more efficiently and more profitably."

     Mr. Davis added, "Our Company has become the recognized leader in printing industry consolidation, and the pipeline for future acquisition opportunities remains full. With the strength of our balance sheet, we are well positioned to go forward with our strategy of acquisition and growth."

     For the nine months ended December 31, 1996, the Company reported net income of $6.9 million, or $.56 per share, up 82% from the $3.8 million before restructuring charge reported for the corresponding nine months of the prior year. Sales for the first nine months of 1997 increased 65% to $100.9 million, compared to the $61.0 million reported in 1996.

     Consolidated Graphics, Inc. is one of the fastest growing printing companies in the United States. It is a consolidator in a fragmented industry, adding value to its acquisitions by providing the financial and operational strengths, management support and technological advantages associated with a larger organization. The Company has 18 printing companies operating in 14 markets.

                             -- Table to Follow --

                             CONSOLIDATED GRAPHICS
                                  (NYSE: CGX)
                               INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               QUARTER ENDED                 NINE MONTHS ENDED
                                                DECEMBER 31,                    DECEMBER 31,
                                       ------------------------------  ------------------------------
                                            1996            1995            1996            1995
                                       --------------  --------------  --------------  --------------
Sales................................  $       38,186  $       22,255  $      100,895  $       61,041
Cost of sales........................          26,391          16,117          70,421          43,796
                                       --------------  --------------  --------------  --------------
     GROSS PROFIT....................          11,795           6,138          30,474          17,245
Selling expenses.....................           3,754           2,138          10,012           6,021
General and administrative
  expenses...........................           2,966           1,810           7,980           4,814
Restructuring charge.................        --                 1,500        --                 1,500
                                       --------------  --------------  --------------  --------------
     OPERATING INCOME................           5,075             690          12,482           4,910
Interest expense.....................             643             236           1,577             594
                                       --------------  --------------  --------------  --------------
     INCOME BEFORE INCOME TAXES......           4,432             454          10,905           4,316
Income taxes.........................           1,640             160           4,008           1,511
                                       --------------  --------------  --------------  --------------
     NET INCOME......................  $        2,792  $          294  $        6,897  $        2,805
                                       ==============  ==============  ==============  ==============
Fully diluted earnings per share.....  $         0.22  $         0.03  $         0.56  $         0.26
                                       ==============  ==============  ==============  ==============
Weighted average shares
  outstanding........................      12,730,040      10,984,806      12,234,351      10,956,516
                                       ==============  ==============  ==============  ==============